SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	x
Filed by a Party other than the Registrant	o
Check the appropriate box:
o Preliminary Proxy Statement	o Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
x Definitive Proxy Statement
o Definitive Additional Materials
o Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

x	No fee required.
o	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
o	Fee paid previously with preliminary materials.
o	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ALLEGIANT TRAVEL COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 25, 2026

To the stockholders of Allegiant Travel Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Allegiant Travel Company (the "Company") will be held at our Company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144 on Thursday, June 25, 2026 at 9:00 a.m. local time, for the following purposes:

(1)To elect Directors;

(2)To vote on a proposal to approve, on an advisory basis, the compensation of our named executive officers;

(3)To ratify the selection by the audit committee of our board of directors of the firm KPMG LLP as our independent registered public accountants for the year ending December 31, 2026;

(4)To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on April 29, 2026 will be entitled to notice of and to vote at the meeting. A list of stockholders will be available at the annual meeting.

It is important that your shares be represented at the annual meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective and sustainable way for us to provide you with electronic versions of the proxy materials and annual reports.

By Order of the Board of Directors,
Robert B. Goldberg
Secretary
May 15, 2026
Las Vegas, Nevada

ALLEGIANT TRAVEL COMPANY
1201 N. TOWN CENTER DRIVE
LAS VEGAS, NEVADA 89144
(702) 851-7300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 25, 2026

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our stockholders to be held on June 25, 2026, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Our annual meeting of stockholders will be held at our Company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, on Thursday, June 25, 2026, at 9:00 a.m. local time. This proxy statement and accompanying form of proxy will be first sent or given to our stockholders on or about May 15, 2026. Our annual report for the year ended December 31, 2025, is being sent to each stockholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, an advisory vote on executive compensation, and ratification of our independent registered public accountants. In addition, our management will respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 29, 2026, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first come, first served basis. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had 18,437,290 shares of common stock outstanding. Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

How do I vote?

To vote, you may complete and return a written proxy card. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs and sustainably manage resources. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports and helps us sustainably manage resources.

You can also vote in person at the meeting, and submitting your voting instructions by proxy card will not affect your right to attend and vote. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have voted by written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Allegiant Travel Company, 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Robert B. Goldberg, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board recommends a vote FOR election of the nominated slate of directors, FOR approval of the advisory vote of the compensation of our named executive officers, and FOR the ratification of KPMG LLP as our independent registered public accountants.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?

The governing documents of the Company have never required a supermajority vote. The vote required for each item is discussed below.

Election of Directors. Our By-Laws require that in an uncontested election, each director must be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event a nominee for director receives more “against” votes for his or her election than “for” votes, the board must consider such director’s resignation after consideration and a recommendation by the nominating and governance committee. The majority voting standard does not apply in the event the number of nominees for director exceeds the number of directors to be elected. In those circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected.

With regard to the election of directors, the board intends to nominate the 11 persons identified as its nominees in this proxy statement. Because we have not received notice from any stockholder of an intent to nominate directors at the annual meeting, each of the directors must be elected by a majority of votes cast. For these purposes, abstentions and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.
Advisory Vote on Compensation of Named Executive Officers. The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker non-votes are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker non-votes will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Ratification of Independent Registered Public Accountants. To approve the ratification of our independent registered public accountants, the resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the resolution. Abstentions and broker non-votes will not have any effect on the proposal to ratify the appointment of our independent registered public accountants.

Other Items. Any other item which may properly come before the meeting will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the proposal. Abstentions and broker non-votes will not have any effect on any such proposal.
Our management knows of no matter to be brought before the meeting other than the election of directors and those other items described in this proxy statement. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted as recommended by our board of directors or, if no recommendation is given, in accordance with the judgment of the person or persons voting such proxies.
How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone, email or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report are available on our web site, www.allegiant.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of our common stock as of April 29, 2026 (or dates as otherwise noted), by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 27, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than five percent of our outstanding common stock.

Each stockholder’s percentage ownership in the following table is based on 18,437,290 shares of common stock outstanding as of April 29, 2026.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Maurice J. Gallagher, Jr. (1)	2,048,348	11.1%
BlackRock, Inc. (2)	1,951,232	10.6%
Donald Smith & Co., Inc. (3)	1,697,898	9.2%
T. Rowe Price Investment Management, Inc. (4)	1,291,027	7.0%
Vanguard Portfolio Management, LLC (5)	967,664	5.2%

Named Executive Officers and Directors:
Maurice J. Gallagher, Jr. (1)	2,048,348	11.1%
Gregory Anderson (6)	105,655	*
Montie Brewer (7)	27,000	*
Jude Bricker(8)	—	*
Gary Ellmer (7)	5,490	*
Ponder Harrison (7)	33,128	*
Thomas Kennedy(8)	—	*
Linda Marvin (7)	18,000	*
Sandra Morgan (7)	10,950	*
Charles Pollard (7)	26,000	*
Jennifer Vogel(8)	—	*
Tyler J. Hollingsworth (9)	20,291	*
Robert J. Neal (10)	36,249	*
Drew A. Wells (11)	35,192	*

All executive officers and directors as a group (14 persons) (12)	2,366,303	12.8%
* Represents ownership of less than one percent.

(1)The address of Maurice J. Gallagher, Jr., is 1201 N. Town Center Drive, Las Vegas, Nevada 89144. These shares include 161,000 shares of common stock held by two entities controlled by Mr. Gallagher.
(2)Information is based on a Schedule 13G/Amendment No. 4 filed with the Securities and Exchange Commission on October 17, 2025, by BlackRock, Inc. The Schedule 13G/Amendment No.4 reports that as of September 30, 2025, BlackRock, Inc. has sole voting power over 1,923,471 shares and sole dispositive power over 1,951,232 shares which are owned by certain business units of BlackRock, Inc. and its subsidiaries and affiliates with no business units beneficially owning more than five percent of our outstanding common stock. The address of this beneficial owner is 50 Hudson Yards, New York, NY 10001.
(3)Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2026 by Donald Smith & Co., Inc. as an investment advisor and DSCO Value Fund, L.P. (the "DSCO Fund"). The Schedule 13G reports that as of December 31, 2025, (i) Donald Smith & Co., Inc. has sole voting power over 1,620,296 shares and sole dispositive power over 1,682,056 shares, and (ii) the DSCO Fund has sole voting and dispositive power over 15,842 shares. The address of this beneficial owner is 152 West 57th Street, New York, NY 10019.
(4)Information is based on a Schedule 13G/Amendment No.1 filed with the Securities and Exchange Commission on November 14, 2025, by T. Rowe Price Investment Management, Inc. as an investment advisor. The Schedule 13G/Amendment No.1 reports that as of September 30, 2025, T. Rowe Price Investment Management, Inc. has sole voting power over 1,282,227 shares and sole dispositive power over 1,291,027 shares. The address of this beneficial owner is 1307 Point Street, Baltimore, Maryland 21231.
(5)Information is based on a Schedule 13G filed with the Securities and Exchange Commission on April 28, 2026, by Vanguard Portfolio Management LLC as an investment advisor. The Schedule 13G reports that as of March 31, 2026, Vanguard Portfolio Management LLC has sole voting power over 23,565 shares and sole dispositive power over 967,664 shares. This stockholder indicates that in accordance with SEC Releases, the ownership of this stockholder reflects shares beneficially owned, or deemed to be beneficially owned, by Vanguard Portfolio Management LLC and the following affiliates of Vanguard Portfolio Management LLC or business divisions of such affiliates: Vanguard Fiduciary Trust Company and Vanguard Global Advisers, LLC. The ownership of this stockholder includes securities held by Vanguard funds, or sleeves thereof, over which Vanguard Portfolio Management LLC exercises dispositive power, in addition to securities held by clients over which the affiliates or business divisions of such affiliates indicated above exercise dispositive and/or voting power. The stockholder indicates that its stock ownership reflected in the table does not include securities, if any, beneficially owned by other subsidiaries or affiliates of Vanguard Portfolio Management LLC, or business divisions of such subsidiaries whose ownership of securities is disaggregated from that of the reporting business unit in accordance with SEC Releases. The address of this beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)Includes 21,346 shares of restricted stock held by Mr. Anderson not yet vested as of the date of this proxy statement.
(7)In each case, the number of shares owned includes 3,000 shares of restricted stock held by this board member not yet vested as of the date of this proxy statement.
(8)In each case, this director owned shares and restricted stock units of Sun Country Airlines Holdings, Inc. ("Sun Country") as of April 29, 2026, which were converted into shares in the Company as of the date of the acquisition of Sun Country on May 13, 2026. Each of these directors owns less than one percent of the outstanding shares in the Company.
(9)Includes 10,190 shares of restricted stock held by Mr. Hollingsworth not yet vested as of the date of this proxy statement.
(10)Includes 17,454 shares of restricted stock held by Mr. Neal not yet vested as of the date of this proxy statement.
(11)Includes 16,774 shares of restricted stock held by Mr. Wells not yet vested as of the date of this proxy statement.
(12)See footnotes 1 and 6-11.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding options, warrants and other rights to acquire equity securities under our equity compensation plans as of December 31, 2025:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2) (3)
Equity compensation plans approved by security holders (1)	—	N/A	1,390,562

(1)There are no securities to be issued under any equity compensation plans not approved by our security holders.
(2)The shares shown as being issuable under equity compensation plans exclude unvested restricted stock awards of 171,256 shares as all restricted stock awards are deemed to have been issued.
(3)Our 2022 Long-Term Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at two times its number for purposes of the plan limit. As a result, a maximum of 695,281 shares of restricted stock were remaining for future issuance under the 2022 Long-Term Incentive Plan as of December 31, 2025.

Pledging Policy

The Company has not adopted any policy to restrict the ability of employees (including officers) or directors to hedge any equity ownership in the Company. As such, employees and directors may purchase financial instruments (including variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of Company equity securities. As of the date of this proxy statement, we are not aware of any such transactions by our named executive officers or directors. The Company's insider trading policy precludes short sales of the Company's stock by the Company's executive officers and board members.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to transactions during 2025 and through the date of this statement, or written representations from certain reporting persons, we believe that our directors and executive officers have complied with all filing requirements applicable to them except that in April 2026, an executive officer filed a Form 4 one day late when reporting shares withheld for taxes upon a restricted stock vesting. We have had one or more stockholders with more than 10 percent ownership during 2025 which are not insiders. These 10 percent owners did not file reports on Form 3, 4 or 5 during 2025.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our By-laws provide that there shall be 11 directors. Each year, all members of our board of directors are to be elected. All directors serve for a one-year term.

The following table sets forth certain information with respect to our board of directors as of May 15, 2026:

Name	Age	Position	Director Since (1)
Maurice J. Gallagher, Jr.	76	Chairman of the Board	2001
Gregory C. Anderson	44	Chief Executive Officer and Director	2024
Montie Brewer (2) (3)	68	Director	2009
Jude Bricker	52	Director	2026
Gary Ellmer (4)	72	Director	2008
Ponder Harrison (2)	64	Director	2019
Thomas Kennedy(4)	60	Director	2026
Linda A. Marvin (3) (4)	64	Director	2013
Sandra Morgan (3)	48	Director	2021
Charles Pollard (2) (4)	68	Director	2009
Jennifer Vogel(2)	64	Director	2026

(1)Each director serves for a one-year term with all directors being elected at each stockholders’ meeting.
(2)Member of the compensation committee.
(3)Member of the nominating and governance committee.
(4)Member of the audit committee.

Nominees for Election as Directors

All of our directors are to be elected at this annual meeting. The nominating and governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of all existing board members for reelection for a one-year term expiring in 2027. These board members include the three board designees of Sun Country Airlines Holdings, Inc. (“Sun Country”) who were added to the board on May 13, 2026 upon the closing of the Sun Country acquisition. Each elected director will hold office until his or her term expires and until his or her successor is duly elected and qualified.

In accordance with the provisions of our By-laws, each nominee has submitted his or her resignation from the board to become effective if the nominee receives more “against” votes than “for” votes and if the resignation is accepted by the board after consideration and recommendation by the nominating and governance committee.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed. If, for any reason, any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Below are the principal occupations and business experience, for at least the past five years, of each nominee. In addition, we indicate below the experience and qualifications which led the board of directors to conclude that each person should serve on the board:

Maurice J. Gallagher, Jr. has been actively involved in the management of our Company since he became our majority owner and joined our board of directors in 2001. Mr. Gallagher served as our chief executive officer from September 2023 to September 2024, having previously served in such capacity from 2003 until June 2022. He was designated chairman of the board in 2006. He served as our executive chairman from June 2022 until September 2023 and then again from September 2024 until April 2025. Prior to his involvement with Allegiant, Mr. Gallagher devoted his time to his investment activities, including companies which he founded. Mr. Gallagher was one of the founders of ValuJet Airlines, Inc. (the predecessor of AirTran which later merged into Southwest Airlines) and served as an officer and director of ValuJet from its inception in 1993 until

1997. From 1983 until 1992, Mr. Gallagher was a principal owner and executive of WestAir Commuter Airlines.

As the founder of our business strategy and as our former chief executive officer for more than 20 years, Mr. Gallagher provides invaluable strategic direction, innovation and experience to our board.

Gregory C. Anderson was promoted to chief executive officer and joined our board of directors in September 2024 and served as president from August 2022 until November 2025. He served as our chief financial officer from 2019 until January 2023 and as executive vice president from 2019 until August 2022. Previously, he served as our principal accounting officer from 2015 until January 2021 and as senior vice president, treasury from 2017 to 2019. He joined us in our accounting department in 2010. Prior to joining the Company, Mr. Anderson worked in corporate accounting for U.S. Airways from May 2009 until January 2010 and worked in public accounting for Ernst & Young prior to joining U.S. Airways.

Montie Brewer was elected to our board in 2009. Mr. Brewer served in senior management roles for Air Canada from 2002 until 2009, serving as its president and chief executive officer from 2004 until 2009. Mr. Brewer served on the board of directors of Air Canada from 2004 until 2009. Prior to Air Canada, Mr. Brewer served as senior vice president-planning for United Airlines and previously worked at Northwest Airlines, Republic Airlines, Braniff and TransWorld Airlines, beginning his employment in the airline industry in 1981. Mr. Brewer served as an executive officer of United Airlines from 1988 until 2002. Mr. Brewer also served as a director of Finnair from March 2018 until March 2025 and as a director of ID90, an IT provider, since 2017.

Mr. Brewer is an innovator in airline network, revenue, distribution and retailing which has allowed him to be very helpful and supportive in Allegiant’s strategic and commercial development. Having experience in both legacy and low cost carriers in North America and Europe, Mr. Brewer provides perspectives on the industry not readily available to Allegiant. Mr. Brewer’s prior experience as chief executive officer of Air Canada for more than four years, and his more than 28 years in management positions at multiple airlines, provide the background for a conclusion that he is a valuable addition to our board.

Jude Bricker served as chief executive officer of Sun Country from July 2017 until May 13, 2026 when we acquired Sun Country and as a member of the Sun Country board from April 2018 until May 2026. Mr. Bricker brings two decades of aviation industry expertise to the role. Prior to joining Sun Country, he was chief operating officer at Allegiant from January 2016 to June 2017, following several leadership positions within the company between 2006 and 2016. In his capacity as chief operating officer, Mr. Bricker oversaw marketing, network planning, operations, treasury, fleet management, scheduling, pricing, ancillary products, digital strategy, distribution, charter services, loyalty programs, and investor relations. Earlier in his career, he held the position of finance manager at American Airlines from July 2004 to May 2006. Mr. Bricker holds a Bachelor of Science in Civil Engineering from Texas A&M University and an MBA from the University of Texas. He also served as an infantry officer in the United States Marine Corps from 1996 to 2002. Additionally, Mr. Bricker is an independent board member of SAS Airlines. Mr. Bricker was added to our board upon the closing of our acquisition of Sun Country in accordance with the Merger Agreement between us and Sun Country.

Gary Ellmer was elected to our board in 2008. Mr. Ellmer served in senior management positions for ATA Airlines from 2006 until February 2008, serving as chief operating officer from September 2007 until February 2008. Mr. Ellmer served as president and chief operating officer of Executive Airlines/American Eagle Caribbean from 2002 until 2006. From 1998 until 2002, he served in various officer positions for American Eagle Airlines, Business Express Airlines and WestAir Commuter Airlines. Mr. Ellmer is an eight-year veteran of the United States Marine Corps.

Mr. Ellmer’s service as chief operating officer of three airlines, and more than 30 years of experience in the airline industry, provide significant experience with regard to all facets of airline operations, including safety management, safety system development, reliability systems design, labor relations, pilot and technician training programs, FAA interface and regulatory procedures, quality control systems and procedures, maintenance and engineering systems and procedures, accident and incident prevention, accident and incident control, and development and testing of emergency response plans. This experience supports a conclusion that he should continue to serve on our board.

Ponder Harrison was elected to our board in October 2019. Mr. Harrison previously served as an executive officer of the Company from 2002 until 2009, during which period he was responsible for marketing and sales, pricing and revenue management, inflight and people services, distribution and e-commerce strategies. Mr. Harrison continued to consult with the Company from 2009 until 2017. Since then, Mr. Harrison has devoted his time to philanthropic activities and his personal investments. He joined the national Parkinson’s Foundation board of directors in 2019. In addition, Mr. Harrison has served as an executive partner of Comvest Partners since 2018 and has been a strategic advisor to Franklin Templeton’s Blackhorse Industrial Technology Fund since 2017. Mr. Harrison was president of Corporate Aircraft Partners, Inc. from 2001 through

2002. In 1999, he co-founded Virtual Premise, Inc., which was a leading SaaS provider of commercial real estate information management solutions. He served as its chairman and chief executive officer until its acquisition by CoStar Group, Inc. in 2011.

Earlier in his career, Mr. Harrison was vice president of sales and marketing for ValuJet Airlines from its commencement of business in 1993. After its merger with AirTran, he served as senior vice president of marketing until 1998. Before joining ValuJet, Mr. Harrison worked in various management roles at Delta Air Lines from 1983 through 1992.

Mr. Harrison also brings a diverse background and maintains a core-competency in technology and enterprise software development, having served as a founder, chief executive officer and chairman of a successful SaaS enterprise company. Providing additional benefit to this end, Mr. Harrison is an active private investor in the global industrial technology market segment while also serving as an advisor to Franklin Templeton’s Blackhorse Fund, a venture and private equity investment entity.

Mr. Harrison’s extensive experience in the airline business and in sales and marketing substantiated his addition to the board in 2019 and his value to the Company on an ongoing basis.

Thomas C. Kennedy served as a member of the Sun Country Board from April 2021 until we acquired Sun Country on May 13, 2026. He has served as president and CEO North America at SIXT Rental Car since January 2025, having previously served as president and CFO from November 2020. He was senior executive vice president and CFO at Hertz Global Holdings (2013–2018). Hertz filed for bankruptcy protection in May 2020. He also held finance leadership roles at Hilton Worldwide Holdings (2008–2013), Vanguard Car Rental (2003–2007), and Northwest Airlines (1992–2003). Mr. Kennedy earned a BA in Economics from Tulane University and an MBA from Harvard University. He also worked at Merrill Lynch Capital Markets (1987–1990) and serves on the Lobeck Taylor Family Foundation board. Mr. Kennedy was added to our board upon the closing of our acquisition of Sun Country as a designee of Sun Country in accordance with the Merger Agreement between us and Sun Country.

Linda A. Marvin was elected to our board in 2013. Ms. Marvin served as chief financial officer of the Company from 2001 until 2007. Since then, Ms. Marvin has dedicated her time to philanthropic activities and her private investments. She served as an officer of The Animal Foundation from 2017 until January 2019, served as its chairman from 2013 until 2016 and has served as an emeritus board member since January 2019. In addition, since August 2023, she has served on the board of the Jazz Outreach Initiative, a 501c3 organization focused on jazz education. From 1996 through 2001, Ms. Marvin held various management positions for Mpower Communications, including chief financial officer and senior vice president of finance. Prior to that, she was involved in the airline industry in various finance and accounting roles with Business Express/Delta Connection and with WestAir Commuter Airlines and earlier in her career, served as an audit manager with KPMG Peat Marwick. From 2018 to 2022 and from May 2023 until March 2026, Ms. Marvin served as a member of a U.S. Bank Advisory Board.

Ms. Marvin’s financial and accounting literacy, leadership expertise, general business knowledge, depth of knowledge of our company, having previously served as our chief financial officer, and her extensive airline industry experience, leads us to conclude she is qualified to serve on, and a valuable addition to, our board.

Sandra Douglass Morgan was elected to our board in October 2021. Since July 2022, Ms. Morgan has served as president of the Las Vegas Raiders football team in the National Football League. Ms. Morgan served as an of counsel attorney with Covington & Berling, an international law firm, from November 2021 until July 2022. She has been the owner/manager of Douglass Morgan, LLC, a legal and consulting firm, since January 2021. She is a past chairwoman of the Nevada Gaming Control Board, having served in that position from January 2019 until November 2020. She was appointed to this role by Governor Steve Sisolak and was the first African-American to have served as chair. Ms. Morgan was previously appointed to the Nevada Gaming Commission by Governor Brian Sandoval in April 2018. While serving as a commissioner, Ms. Morgan also served as director of external affairs for AT&T Services, Inc. from 2016 to January 2019 and was responsible for managing AT&T’s government and community affairs in Nevada. She previously served as the City Attorney for the City of North Las Vegas from 2008 to 2016 and was the first African-American city attorney in the State of Nevada. Prior to her public service with the City of North Las Vegas, Ms. Morgan served as a litigation attorney for MGM Mirage (now known as MGM Resorts) from 2005 to 2008. Ms. Morgan previously served as an athletic commissioner on the Nevada State Athletic Commission and served on the board of directors for Jobs for Nevada’s Graduates.

Ms. Morgan has also served as an independent director with Fidelity National Financial, Inc. (NYSE:FNF) a leading provider of title insurance and transaction services to the real estate and mortgage industries, since November 2020 and served as an independent director of Caesars Entertainment, Inc. (NYSE:CZR) a geographically diversified gaming and hospitality company, from November 2021 until July 2022.

Ms. Morgan brings more than 20 years of experience as a practicing attorney and senior executive in the gaming, hospitality and sports & entertainment industry, where she led operations in a highly regulated, publicly visible environment. Her extensive legal background includes expertise in corporate governance, compliance, internal investigations, and regulatory oversight—core competencies that strengthen board performance and integrity. She has guided organizations through risk mitigation, leadership transitions, and stakeholder engagement, and brings valuable insight into ethical frameworks and fiduciary responsibilities that directly support her role on the nominating and governance committee.

In addition to her legal and executive experience, Ms. Morgan has led initiatives in sustainability and other areas of increasing importance to public company boards and long-term corporate strategy. She has advised on succession planning, evaluated leadership structure, and overseen talent development within a variety of organizations. Her experience with public-private partnerships and stakeholder communications also enhances the board’s ability to navigate reputational risk and regulatory change. The nominee’s independent judgment, cross-sector expertise, and strategic mindset make her a valuable contributor to board governance and oversight.

Charles W. Pollard was elected to our board in 2009. Mr. Pollard served in various executive positions for Omni Air International from 1997 until 2009, including as its president and chief executive officer from January 2007 until September 2008. Prior to his employment with Omni Air International, Mr. Pollard served in various executive positions for World Airways from 1987 until 1997, including as president and chief executive officer from 1993 to 1997. Mr. Pollard began his career as an attorney in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 1987. Mr. Pollard has served as a director of Aircastle Limited since 2010.

Mr. Pollard’s chief executive officer experience at two airlines is relevant to the challenges of growing our Company. His experience on the board of Aircastle Limited, a global aircraft leasing group, where he chairs both the compensation committee and the risk and governance committee, provides our board insights into aircraft markets. His law firm experience in corporate finance and mergers and acquisitions provides depth in those areas.

Jennifer Vogel served as chair of the board of directors of Sun Country from March 2023 until May 13, 2026, when we acquired Sun Country and as a member of the Sun Country board from October 2022 until May 2026. She formerly served as senior vice president, general counsel, secretary, and chief compliance officer of Continental Airlines, Inc., retiring in 2010. She currently holds board positions with AAR Corp., a global aviation services provider, and the Telluride Regional Airport Authority, and is a member of the National Council of the World Wildlife Fund. Ms. Vogel has served on other public company boards, including Virgin America, Inc. Her recognitions include “Most Influential Corporate Board Directors” by Women’s Inc., “Most Powerful and Influential Women in Texas” by the Texas Diversity Council and Texas Diversity Magazine, and inclusion among the “100 Women Leaders in the Boardroom” for 2025 by Board Prospects. She holds a BBA from the University of Iowa and a JD from the University of Texas. Ms. Vogel was added to our board upon the closing of our acquisition of Sun Country as a designee of Sun Country in accordance with the Merger Agreement between us and Sun Country.

Our board of directors recommends that stockholders vote FOR each of the nominees to our board of directors. Please note that proxies cannot be voted for more than 11 directors.

Board Skills Matrix

The table below summarizes the key skills and experience of each of our board nominees that are most relevant to their board service with us. The skills and experience categories reflect self-identification by the board members. The fact that a specific area of focus or experience is not designated does not mean the board member does not possess that skill or expertise.

	Gallagher	Anderson	Brewer	Bricker	Ellmer	Harrison	Kennedy	Marvin	Morgan	Pollard	Vogel
Airline/transportation	●	●	●	●	●	●	●	●	●	●	●
Branding/marketing/data analytics/consumer products			●	●		●
Business development/M&A	●		●	●		●	●			●	●
Corporate governance					●		●	●		●	●
Digital marketing			●	●		●
Sustainability									●		●
Government/regulatory/legal	●						●		●	●	●
Operations	●	●		●	●		●			●
Safety	●	●	●		●					●
HR/Organizational		●					●		●		●
Strategic planning	●	●	●	●		●	●	●	●	●	●
Senior leadership	●	●	●	●	●		●	●	●	●	●
Finance/capital/investments	●	●		●		●	●	●
Accounting	●	●					●	●
Risk Management	●	●					●	●	●		●
Information technology/high tech	●					●
Global business			●				●			●	●
Public company board membership (with other companies)			●	●			●		●	●	●
Media/communications/investor relations	●	●		●		●	●		●

We have offered and intend to continue to offer training sessions with outside consultants to further strengthen the input and oversight from board members and, in particular, in those areas where our board members may not have substantial experience.

Director Independence

Our board of directors has determined that all of our directors, other than Maurice J. Gallagher, Jr., Gregory C. Anderson and Jude Bricker, are independent under the rules of the Nasdaq Stock Market. As neither Mr. Gallagher, Mr. Anderson nor Mr. Bricker serve on any of the board’s committees, all committee members are independent under the rules of the Nasdaq Stock Market.

Board Experience in Industry

Of the 11 members on the board, eight are independent directors, and seven of these have extensive experience in managing companies in the travel industry, having each served more than ten years in executive or finance positions with airlines or other travel companies. Bringing this exceptional depth of experience, the board is involved in all critical decisions regarding strategic direction, choice of aircraft, significant aircraft purchase transactions, finance transactions, application of cash to stock repurchases or payment of dividends, fuel hedging opportunities, any merger and acquisition opportunities, and any other material Company decisions outside of the ordinary course of our operations.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and nominating and governance committee. Each committee has the right to retain its own legal and other advisors.

Audit Committee

The audit committee is currently comprised of Gary Ellmer, Thomas Kennedy, Linda Marvin and Charles Pollard, each of whom is independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Mr. Kennedy was added to the committee upon his selection to the board in May 2026. Linda Marvin has been identified as the audit committee financial expert and serves as the chairperson of the committee. Our audit committee met five times during the 2025 year.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Governance Documents” under which the “Committee Charters” are found. Pursuant to the charter, the audit committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by applicable rules.
The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.
Compensation Committee

The compensation committee is comprised of Montie Brewer, Ponder Harrison, Charles Pollard and Jennifer Vogel, each of whom is a non-employee director and is independent under the Nasdaq Stock Market listing standards. Ms. Vogel was added to the committee upon her selection to the board in May 2026. Our compensation committee met five times during the 2025 year, including action taken by the committee as a part of full board meetings. With a compensation committee comprised of highly experienced committee members, the compensation committee acts without a chairperson and each committee member is involved in determining the matters to be addressed at each committee meeting.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee. A copy of the charter of the compensation committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Governance Documents” under which the “Committee Charters” are found.
The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our named executive officers. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants, and administers our long-term incentive plan. Our chairman of the board, Maurice J. Gallagher, Jr., and our chief executive officer, Gregory Anderson, provide input to the compensation committee in making compensation decisions for our other executive officers.

Nominating and Governance Committee

The nominating and governance committee is authorized and empowered to submit to the entire board of directors for its approval, the committee’s recommendations for nominees to the board of directors. The nominating and governance committee consists of Montie Brewer, Linda Marvin and Sandra Morgan. All of the current members of our nominating and governance committee are independent under the rules of the Nasdaq Stock Market. Our nominating committee met two times during the 2025 year, including action taken by the committee as part of a full board meeting. With a nominating and governance committee comprised of highly experienced committee members, the nominating and governance committee acts without a chairperson and each committee member is involved in determining the matters to be addressed at each committee meeting.

The responsibilities of the nominating and governance committee are to identify individuals qualified to become board members, recommend director nominees to the board of directors prior to each annual meeting of stockholders, and recommend nominees for any committee of the board. As far as governance is concerned, the nominating and governance committee has additional responsibilities in the areas of developing corporate governance guidelines, oversight of ESG risks and goals, review performance of board members and review of stockholder proposals. A copy of the charter of the nominating and governance committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Governance Documents” under which the “Committee Charters” are found.

To fulfill its responsibilities, the nominating and governance committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the nominating and governance committee will evaluate each incumbent's continued service, in light of the board’s collective requirements, at the time such director comes up for reelection. When the need for a new director arises (whether because of a newly created board seat or vacancy), the nominating and governance committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates. The nominating and governance committee will review the qualifications of each candidate. Final candidates will generally be interviewed by our chairman of the board, our chief executive officer and one or more other board members. The nominating and governance committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information. Our board makes the final decision on whether to invite the candidate to join the board.
The nominating and governance committee’s charter provides general qualifications nominees should meet. These qualifications include the following:

•Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing experience in areas that are relevant to our business activities.
•Directors must be willing to devote sufficient time to carry out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, which would reasonably be expected to adversely affect his or her ability to perform the duties of a director.
•A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us. The nominating and governance committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board. Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any stockholder may nominate a person for election as a director at a meeting of stockholders at which the nominating stockholder is entitled to vote by following certain procedures. These procedures generally require that certain written information about the nominee and nominating stockholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the annual meeting.

In addition, the nominating and governance committee will consider for inclusion in the board’s annual slate of director nominees, candidates recommended by significant, long-term stockholders. A significant long-term stockholder is a stockholder, or group of stockholders, that beneficially owned more than five percent of our voting stock for at least two years as of the date the recommendation was made, and at the record date for the stockholder meeting. In order for such a nominee to be considered for inclusion with the board’s slate, the nominating stockholder shall submit a timely nomination notice in accordance with the procedures above. The nominating stockholder should expressly indicate in the notice that such stockholder desires that the board and nominating and governance committee consider the stockholder’s nominee for inclusion with the board’s slate of nominees for the meeting. The nominating stockholder and stockholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and nominating and governance committee request in connection with their evaluation of the nominee.

A stockholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above. In addition, in evaluating stockholder nominees for inclusion in the board’s slate of nominees, the board and nominating and governance committee may consider all information relevant, in their business judgment, to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board. The nominating and governance committee would expect to use the same procedures to evaluate nominees for director whether recommended by a stockholder or recommended by another source. To date, we have not received any board nominee recommendations from stockholders.

Our board has determined that we are benefited by having a relatively small board with directors with substantial relevant industry experience. The board does not anticipate any imminent changes to the composition of the board, but expects to revisit the composition of the board within the next year.

The nominating and governance committee continues to evaluate its policies and procedures regarding stockholder nominations in light of changing industry practices and regulation. The policies and procedures described above are subject to change.
Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.
Stockholder Proxy Access
We believe our By-laws balance proxy access provisions which are consistent with public companies which have adopted proxy access and our board governance structure and particular circumstances. We believe these provisions provide meaningful, effective and accessible proxy access rights to our stockholders, and balance those benefits against the risk of misuse or abuse by stockholders with special interests that are not shared by all or a significant percentage of our stockholders. Our proxy access provisions permit a stockholder, or a group of stockholders (an unlimited number), owning five percent or more of the Company’s stock for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of stockholders up to 20 percent of the board (or if such amount is not a whole number, the next lower whole number, but not less than one director) if such nominating stockholders and nominee satisfy the requirements set forth in our By-laws.

Meetings of our Board of Directors

Our board of directors met six times during the 2025 year. Each of our incumbent directors attended more than 87 percent of the total of all board and committee meetings he or she was entitled to attend during the 2025 year.

It is our policy to encourage board members to attend each annual meeting of stockholders so that the board is adequately represented. As our annual meeting of stockholders is not held coincident with any board meeting so as not to distract from the business of the board, one of the outside members of our board of directors attended our annual stockholders’ meeting in 2025.

Independent members of our board may be contacted by letter directed to the named member in care of Allegiant Travel Company, Corporate Secretary, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. The sealed envelope will be sent on to the addressee by our corporate secretary.
Board Leadership Structure

We believe our former chief executive officer, Maurice Gallagher, Jr., has been well suited to serve as our chairman of the board, as he is our second largest stockholder and he has led the development and implementation of our business strategy since he acquired a majority interest in the Company in 2001. As chairman, Mr. Gallagher has provided clear direction for both the operations of our Company and board deliberations, and as a result of his stock ownership position, his interests are fully aligned with those of our stockholders.
Our board has established the role of lead independent director. Ponder Harrison currently serves as lead independent director. The lead director’s responsibilities are to: (a) preside at and establish the agenda for executive sessions of the non-management directors and any other meetings of non-management directors; (b) communicate feedback to the chairman and chief executive officer, following executive sessions; (c) preside at all meetings where the chairman is not present or where the chairman could be perceived as having a conflict of interest; (d) consult with the chairman concerning board meeting agendas; (e) serve as liaison between the chairman and non-management directors as appropriate; (f) call meetings of the non-management directors, if appropriate; and (g) perform such other duties as may be delegated to him or her by the chairman, the full board or the independent directors.
The board conducts a self-assessment process each year and seeks to address any issues identified in the process.
The independent directors meet outside the presence of the chairman and executive officers on the board on a quarterly basis. Further, it is important to note that all of our directors are elected annually, the board receives updates on our operating strategies from the chief executive officer and other members of senior management at each quarterly board meeting, and financial information and other updates are provided to directors on a monthly basis. The board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-management directors.
Risk Oversight
While risk management is the primary responsibility of our management team, our board of directors is regularly involved in the oversight of the most material risks faced by us and monitors areas of risk as a routine board agenda item.

One area of risk oversight relates to our operations and the maintenance and safety of our aircraft. In this regard, our senior operations personnel make a presentation to the board or a subcommittee of the board at or in advance of each quarterly board meeting. The airline experience of our board allows it to meaningfully participate in the oversight of this risk area. In addition, the full board oversees cybersecurity risks as management reports to the board on this subject at each regular board meeting.

Our board committees, which are comprised solely of independent directors, also participate in risk oversight.

The audit committee oversees risks related to our financial reporting and internal controls with quarterly meetings, including private sessions with our outside auditing firm, our internal audit personnel, and management responsible for financial accounting. Audit committee approval is also required for any related party transactions.

Our board, and the compensation committee in particular, manages the risk inherent to our compensation programs. Our board believes the risk associated with our compensation programs has been reduced to a large extent as management’s interests are aligned with those of our stockholders under our executive compensation program with the large majority of compensation to our named executive officers in the form of performance-based short-term incentives payable in cash and long-term incentives payable in stock. Further, our stockholders have not suffered any dilution from equity grants as the number of shares repurchased by us under stock repurchase plans over the years has exceeded the number of shares subject to equity grants.

Even when the oversight of a specific area of risk has been delegated to a committee, the full board may maintain oversight over such risks through regular reports from the committee or management to the full board.

Environmental, Social Responsibility and Governance Practices

Allegiant’s approach to sustainability reflects a balanced integration of environmental, social, and governance practices that are consistent with stakeholder priorities and applicable regulatory frameworks. In 2025, we published our fourth annual sustainability report, aligned with the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) framework. We also completed a climate risk assessment aligned with the recommendations of the Task Force on Climate Related Financial Disclosures (TCFD), reflecting our commitment to understanding and managing climate-related risks.

Our sustainability commitments are anchored by our materiality assessment, conducted in 2021, with assistance from a third-party consultant. The assessment allowed us to identify key material topics, benchmarked industry standards and engaged over 400 stakeholders including customers, employees, suppliers, shareholders and community partners. Covered in more detail in our 2023 sustainability report, our material topics include emissions, safety, company culture, customer engagement and procurement. These categories have guided and defined our sustainability targets.

Our sustainability reports can be found at ir.allegiantair.com. Information contained in these sustainability reports are not incorporated by reference into and do not constitute a part of this proxy statement.

Environment

We recognize the importance of environmental responsibility as a core element of long-term value creation. Oversight of our environmental initiatives is embedded within our governance structure, with our nominating and governance committee and executive leadership actively monitoring related risks and opportunities. Our 2024 Sustainability Report, published in 2025, provides a quantitative strategy on how we aim to meet our 2030 decarbonization goal, as well as transparency commitments as we comply with California’s required climate disclosure laws.

Decarbonization Strategy

Our 2023 sustainability report introduced an industry-aligned 2030 environmental target. In that year, recognizing the importance of long-term resilience and climate-related risks, our board established and approved a 10% carbon intensity reduction target on a revenue per ton kilometer basis by 2030 against a 2023 baseline. Our board receives periodic updates on the airline’s sustainability strategy, while our annual sustainability report provides shareholders with progress against our target and more insight into strategies to achieving it.

Allegiant’s long-term fleet strategy presents a significant opportunity to reduce emissions while supporting profitable business growth. We have contracted to purchase 50 newly manufactured Boeing 737 MAX aircraft which are expected to burn up to 20% less fuel on a per passenger basis compared to our existing used Airbus fleet. Deliveries of these aircraft began in late 2024 and have primarily been used to replace retiring aircraft. While delivery delays have deferred the timing of anticipated emissions reductions, our most recent emissions data indicates improved fuel efficiency, including gains in fuel burn per block hour and reductions in carbon intensity.

Sustainable Aviation Fuel (SAF) is expected to be part of our viable strategy to enhance our long-term operational resilience. According to our internal emissions reduction modeling, we currently plan to include SAF in our operations toward the end of the decade. Given current supply and demand constraints, our near-term efforts are focused on supporting policy development at the state and federal levels to help expand SAF availability and adoption.

Industry and Regulatory Alignment

To prepare for upcoming climate-related regulations in California, including the Climate Corporate Data Accountability Act (SB 253) and the Climate-Related Financial Risk Act (SB 261), we have taken several measures. These laws will require companies to disclose their greenhouse gas emissions and climate-related financial risks starting in 2026. Certain other states may publish their own requirements.

We have completed a climate risk assessment, in alignment with the TCFD, using early 2025 data as a baseline. The results are included in our 2024 Sustainability Report. We have also continued to enhance our emissions accounting processes and are working toward the inclusion of scope 3 in our annual emissions accounting.

Additionally, we are committed to ensuring long-term value creation and mitigating risk and have made progress towards on our responsible sourcing initiatives by publishing a Responsible Sourcing Policy in 2025, achieving this pre-established goal on schedule.

Social

Allegiant team members are at the heart of our growing business, enabling us to effectively serve our customers on nonstop routes in over 120 cities. Our relationships with communities allow us to establish deep roots while increasing our ability to deliver high-value, low-cost experiences. We seek to offer an inclusive workplace that respects our team members' well-being and professional development.

Our 2024 sustainability report outlines Allegiant’s efforts surrounding labor management, community engagement, employee development, health and safety for passengers and employees, and human rights. The report includes additional social metrics to meet the evolving expectations of industry standards and benchmarks.

Governance

Implicit in our working philosophy is the importance of sound corporate governance. This starts at the top with our board of directors and is evident throughout our management team, team members and suppliers. Our board of directors sets high standards for our team members, officers and directors. In governing Allegiant, our independent board members serve on three committees that define their responsibilities: audit, compensation and nominating and governance. Directors serving on the board’s nominating and governance committee oversee and review our sustainability-related risks and goals, including establishing and monitoring sustainability metrics, targets and disclosures.

Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the "Code of Ethics") that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to other directors, officers and employees of ours. Our Code of Ethics includes provisions regarding our work environment and human rights, reemphasizing our commitments to non-discrimination and anti-harassment. The Code of Ethics is posted on our website (www.allegiant.com) and is available in print free of charge to any stockholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to Company Secretary, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website.

Director Compensation

Our board compensation was recently changed effective as of April 1, 2026.

The members of our board of directors receive a cash retainer of $25,000 per quarter and will also be reimbursed for their out-of-pocket expenses.

In October 2022, we granted each outside director 10,000 shares of restricted stock to serve as their stock-based compensation for the next five years of board service – that is, subject to vesting over the five-year period with any unvested stock to be forfeited if board service does not continue for the entire five-year period for any reason. This effectively represents a grant of 2,000 shares of restricted stock for each year of board service.

Outside board members will receive a grant of 2,000 shares of restricted stock on each October 1st during his or her service on the board with a 1-year vesting schedule. However, these grants will not apply until October 2027 to those board members who received the larger stock grant in October 2022. A pro rata grant of 1,000 shares was issued to each of the Sun Country designees upon their joining the board in May 2026. These shares will also vest one year after grant.

In May 2026, the board adopted a flight benefits plan for board members under which the following benefits are provided: (i) flights on Allegiant Air and Sun Country only; (ii) value of flights of up to $20,000 per year with each flight segment being valued at an imputed value per flight; (iii) available for use by the board member plus a spouse or partner; (iv) we will reimburse each board member for the income taxes attributable to the value of flights taken; and (v) positive space would be provided at the highest class of service.

The following table illustrates the compensation paid to our non-management directors during 2025:

Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards(3)	Total
Montie Brewer	$40,000	$—	$40,000
Gary Ellmer	40,000	—	40,000
Ponder Harrison	40,000	—	40,000
Linda A. Marvin	40,000	—	40,000
Charles W. Pollard	40,000	—	40,000
Sandra D. Morgan	40,000	—	40,000

(1)Jude Bricker, Thomas Kennedy and Jennifer Vogel are not shown in this table as they did not serve on our board in 2025.
(2)Excludes expense reimbursements. We reimburse our directors for expenses incurred in attending board meetings.
(3)As described above, no stock awards were granted to directors in 2025 since 10,000 shares vesting over five years were granted to each director in 2022.

In 2025, no director received $10,000 or more in aggregate perquisites or other personal benefits, including the value of flight benefits. We do not provide tax gross-up payments to members of our board of directors.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of May 15, 2026, are as follows:

Name	Age	Position
Gregory C. Anderson	44	Chief Executive Officer and Director
Robert J. Neal	42	President, Chief Financial Officer
Drew A. Wells	39	Executive Vice President, Chief Commercial Officer
Tyler J. Hollingsworth	45	Executive Vice President, Chief Operating Officer

Gregory C. Anderson - as a director, biographical information on Mr. Anderson is located above.

Robert J. Neal was promoted to president in November 2025 and has served as chief financial officer since January 2023. He served as executive vice president from April 2025 until November 2025, as senior vice president from February 2021 until April 2025 and as our vice president, fleet planning and corporate finance from 2016 until February 2021. Mr. Neal has been employed by us in various capacities with ever increasing responsibilities since 2007.

Drew Wells was promoted to senior vice president, revenue in February 2021 and to executive vice president in April 2025. He was designated chief revenue officer in January 2023 and chief commercial officer in September 2024. Previously, he served as vice president, revenue from March 2018 until February 2021 and as our director of revenue from 2016 until 2018. Mr. Wells joined us in 2011 and worked in financial planning and analysis and in fleet planning before moving to the revenue department.

Tyler Hollingsworth was designated to serve as our chief operating officer in May 2025 and as executive vice president in January 2026, having served as interim chief operating officer since March 2025. Mr. Hollingsworth has been with us since 2010. He served as our senior vice president, flight operations, from March 2024 until January 2026, in which role, he supported various operational areas within the Company. He served as our vice president, flight operations from October 2022 until March 2024. Prior to that, he served as vice president, safety and security from 2019 until October 2022, as director of flight training from 2016 to 2019, as Airbus technical pilot from January 2016 until April 2016 and as safety quality control specialist from November 2014 until January 2016. Mr. Hollingsworth originally joined us as a pilot in 2010.

None of our executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures in this report.

Our compensation committee is responsible for establishing and implementing our compensation philosophy. Our compensation committee is appointed by our board of directors. Under the compensation committee charter, our compensation committee has the responsibility for determining compensation for our chief executive officer, for any other executive officer who serves on the board and for any of our other named executive officers in the Summary Compensation Table from the prior year. Our compensation committee also approves all equity grants under our long-term incentive plan.

Our named executive officers (“NEOs”) for 2025 were:

Gregory C. Anderson	Chief Executive Officer
Robert J. Neal	President, Chief Financial Officer
Drew A. Wells	Executive Vice President, Chief Commercial Officer
Tyler J. Hollingsworth	Senior Vice President, Chief Operating Officer
Micah Richins	President of Sunseeker Resorts (no longer an executive officer as of November 2025)

Executive Summary of 2025 Company Performance

•In January 2026, announced a definitive merger agreement under which we plan to acquire Sun Country Airlines
•Record total airline-only operating revenue of $2.5 billion, up 4.3 percent year-over-year
•Achieved controllable completion of 99.9% for the year
•Airline-only operating CASM, excluding fuel and special charges of 8.04 cents, down 6.1 percent as compared with full-year 2024, on capacity growth of 12.6 percent
•Successfully integrated Boeing 737 MAX aircraft into our fleet
•Strategically increased peak period utilization of aircraft
•During the year, expanded the network by announcing 54 new routes, including service to eight new cities:
Atlantic City (NJ), Burbank (CA), Columbia (MO), Fort Myers (FL), Huntsville (AL), La Crosse (WI), Philadelphia (PA), and Trenton (NJ)
•Ranked 2nd best airline among major US carriers in the Wall Street Journal's "The Best and Worst Airlines of 2025"
•The only US Airline named by Newsweek as one of America's Most Loved Brands 2025
•Named Best Airline Credit Card by USA TODAY's Readers' Choice Awards for the seventh consecutive year and Best Frequent Flyer Program by USA TODAY's Readers' Choice Awards for the second consecutive year
•$139.6 million in total co-brand credit card remuneration received, up 3.6 percent from the prior year
•Ended the year with 21 million total active Allways Rewards members
•Completed the sale of Sunseeker Resort on September 4, 2025
•Published the company's fourth annual sustainability report

Compensation Strategy Discussion

Compensation Policies and Practices

What We Do		What We Don't Do
✓	Ensure management acts and thinks like stockholders through stock ownership guidelines and equity grants as a significant component of the compensation package	✗	No significant perquisites or benefits for executives
✓	Have a compensation committee comprised solely of independent directors which considers and approves all compensation to our named executive officers	✗	No repricing of options, stock appreciation rights or other grants under our Long-term Incentive Plan
✓	Deliver a large majority of target pay opportunities for our named executive officers in the form of variable pay tied to strong performance	✗	No automatic trigger equity award acceleration upon a change of control
✓	Provide an appropriate mix of short-term and long-term incentives	✗	No "single trigger" change of control payments
✓	Link pay to performance with multiple performance metrics aimed at supporting stockholder value creation	✗	No supplemental executive retirement plan or deferred compensation plans
✓	Promote long-term focus with stock grants vesting over three years	✗	Do not price equity grants in advance of earnings releases or other material press releases
✓	50% of equity awards are performance based, including based on relative total stockholder return and balance sheet improvement	✗	No short sales under our insider trading plan
✓	Require a one-year minimum vesting period for stock grants (with limited exceptions)
✓	Establish base pay rates and total compensation targets in reference to other U.S. airlines’ pay levels
✓	Hold an annual say-on-pay vote
✓	Mitigate potential dilutive effects of equity awards through stock repurchase program
✓	Solicit stockholder feedback on our executive compensation through regular stockholder engagement
✓	Have trading blackout periods under our insider trading policy and require our officers to pre-clear trades in Company securities with counsel
✓	Have a strong compensation clawback policy that mandates recovery of incentive compensation in the event of financial statement restatements per Nasdaq listing standards and that allows us to seek recovery of incentive compensation if a covered executive commits certain misconduct.

Evolution of Our Executive Compensation Program

Considering feedback from stockholder engagement and reviewing executive pay packages for other U.S. airlines, and particularly, the other value carriers, our compensation committee approved a more conventional executive compensation program for 2025 and future years. Under the new program, base salaries were increased to closer to (but still generally below) industry levels and our officers are eligible for a short-term cash bonus incentive and long-term stock grants with vesting over three years to be awarded after the end of the year. Of the long-term incentive stock grants, 50 percent are based on metrics tied to relative total stockholder return and balance sheet improvement. The fixed base salaries for our named airline executive officers represented only between 19 to 34 percent of their total compensation in 2025, substantially aligning their compensation with financial and operational performance and the interests of our stockholders. The performance metrics for the short-term cash bonus incentive are discussed further in this CD&A section under “Compensation Components” below.

In suggesting the adoption of this new executive compensation structure, management reviewed the compensation structures of other U.S. airlines and suggested financial and operational targets specific to Allegiant. Our compensation committee approved the metrics used for the short-term cash bonus incentive and for the long-term incentive (stock grants) for our named executive officers and also approved the weighting of each factor.

Stockholder Engagement

Stockholder engagement is an important component of our corporate governance. We regularly meet with stockholders throughout the year and proactively solicit feedback regarding stockholder priorities. During 2025, our outreach targeted our top ten shareholders representing nearly 60 percent of our outstanding shares. Stockholders representing roughly 40 percent of our outstanding shares engaged with management. Our outreach program gives our larger holders the opportunity to engage with members from our board as requested and senior leadership on topics including Company performance, executive compensation, long-term strategy, corporate governance practices and sustainability. Feedback solicited from our holders was considered and integrated into our compensation program. General engagement practices throughout the year are outlined below.

Spring		Summer		Fall		Winter
The Company will file its proxy statement during the Spring, with the annual meeting being held in early summer. Disclosures included within the proxy statement will incorporate applicable feedback received from stockholders throughout the year. Additional outreach will be conducted prior to our annual meeting as necessary.	}	The Company will review feedback received from the annual meeting voting results. Based on results, the Company will begin preparing for shareholder outreach.	}	The Company engages with shareholders regularly through participation in industry conferences and on request.	}	The Company will review feedback received throughout the year and present the feedback to the board. Senior leadership and the board will consider changes to governance practices, executive compensation, and sustainability based on the feedback received. Any changes will be incorporated into the upcoming proxy statement.

We always value the perspective of our stockholders and believe that stockholder engagement leads to enhanced governance practices. Our chief executive officer, chief financial officer, chief commercial officer, and investor relations team meet regularly with stockholders and investors, attend industry conferences and maintain a high level of engagement throughout the year with the Company’s stockholders and the airline investor community.

Stockholder feedback is communicated directly to our board and helps inform board discussions on a range of important issues. Management and our board remain committed to consistent and substantive stockholder engagement both in connection with the proxy statement and throughout the year and to incorporate stockholder perspectives in our governance and compensation discussions and corporate responsibility issues. Further, we report on our stockholder engagement in this section of our CD&A.

The stockholders who engaged with us used the opportunity to inquire about business issues of interest and we updated them on a broad array of topics of interest, including executive compensation. The stockholders who participated in meetings indicated that they appreciated the outreach.

General Discussion

Senior management makes recommendations to the compensation committee with respect to the total amount of cash bonuses to be paid, the allocation of the cash bonus pool among officers and employee groups and granting of stock-based awards to management personnel. The compensation committee typically asks our chairman of the board and our chief executive officer to participate in its deliberations concerning approval of cash bonuses payable and stock awards granted. The compensation committee members consider the recommendations from management and also draw on the committee members' and our chairman's substantial experience in managing companies, in approving bonus levels and stock-based awards. The compensation philosophy employed by the Company has been implemented by us without use of any outside compensation consultants but with reference to executive compensation practices used by other U.S. airlines.

As our stockholders approved our executive pay policies at our 2025 stockholders meeting with a greater than 92 percent favorable vote, we have not implemented any changes to our pay policies in response to the stockholder vote in 2025. An advisory vote on executive compensation is being held again at this year’s stockholder meeting.

Reflective of the evolution of our executive compensation program after considering stockholder input and executive pay practices in the airline industry, for 2025, various metrics have been established to determine the amounts of short-term incentive and long-term performance-based stock grants as discussed below.

2025 Executive Compensation

In early 2025, our compensation committee approved a metrics based short-term incentive program (cash bonus) for our NEOs and a long-term incentive program (stock grants) 50% of which is based on defined performance metrics. Recognizing that Mr. Anderson received stock grants in 2023 and 2024 that vest over the term of his employment agreement through the end of 2026, he participated in stock grants in 2025 only to the extent in excess of target performance.

No discretionary cash bonuses or discretionary stock grants were awarded to our NEOs during 2025.

Compensation Components

Compensation has historically been broken out into the following components:

Pay Type	Component	Rationale and Link to Stockholder Value
Fixed	Base Salary • Cash
• Provides a fixed amount of compensation for performing day-to-day functions based on level of responsibility, experience and individual performance.
–The base salaries for 2025 were established based on a review of other airlines’ base salaries and particularly, the value carriers in the U.S.
–As of the end of 2025, the base salaries for our NEOs are as follows:
–$600,000 for Gregory Anderson,
–$525,000 for Robert Neal,
–$475,000 for Drew Wells, and
–$400,000 for Tyler Hollingsworth

At Risk - Performance Based	Short-term Incentives • Cash
• Rewards short-term financial and operational performance. Serves as key compensation vehicle for rewarding annual results. In 2025, our NEOs' participation in these cash bonuses depended on financial, operating and tactical metrics approved by our compensation committee.
–The metrics established for 2025 and their respective weightings are airline cost per available seat mile (CASM) excluding fuel and special charges (20% weighting), adjusted airline-only operating margin (20% weighting), operational excellence (20% weighting) with performance based on the number of the following factors achieved during the year - controllable completion, net promoter score, A60 arrival metric, Star D0 departure metric and safety administration; controllable completion in relation to other U.S. airlines (10% weighting); and tactical excellence measured by peak week utilization (15% weighting) and productivity in terms of full-time equivalent employees per 1,000 departures (15% weighting). Similar metrics were applied to other management employees (our vice presidents and director-level employees) for our successful performance. The short-term incentive may be earned between threshold levels (payable at 50% of the target amount) and stretch goals (payable at 150% of target amount).
–The metrics were established to incentivize improved financial performance (through CASM and operating margin targets), operational performance (through controllable completion, net promoter score, A60, Star D0 and safety administration targets) and tactical performance (through peak week utilization and employee productivity)
–Our compensation committee evaluated our performance during 2025 in relation to the established metrics and determined that our NEOs earned 124% of the target short-term incentive based on performance in excess of target in the areas of airline adjusted CASM-ex fuel, controllable completion, operational performance, peak week utilization and employees per 1,000 departures.
–Our compensation committee has approved similar performance metrics for 2026 with higher weighting on financial performance.

Long-term incentives • Performance-based restricted stock (paid in shares of stock)
• Rewards achievement of financial and strategic goals through the performance period, aligns with interest of stockholders, facilitates executive officer stock ownership and promotes employee retention during the three-year vesting period.
–In 2025, our NEOs’ participation in these stock grants depended on relative total stockholder return in relation to industry peers and net debt to EBITDA. The performance-based restricted stock was granted in February 2026 subject to a three-year vesting period from the date of grant. At target performance levels, these performance-based grants for our NEOs (other than Mr. Anderson who received a performance-based grant only for performance in excess of the target level) would have been in the same amount as the time-based grants described below. The long-term performance-based restricted stock may be earned between threshold levels (50% of the target amount) and stretch goals (150% of target amount).
–On these metrics, our compensation committeee determined that we were in the 88th percentile of our industry peers in total stockholder return during the measurement period (since September 1, 2024 when Mr. Anderson was promoted to chief executive officer) and met our stretch goal in net debt to EBITDA (2.33 times compared to the stretch goal of 2.40 times). As such, the NEOs were entitiled to performance grants in the amount of 120.3% of target levels for 2025 performance.
–The performance-based stock grants earned in 2025 are reflected in the Summary Compensation Table for 2025 even though granted after the end of the year.

Other	Long-term incentives • Time-based restricted stock (paid in shares of stock)
• Aligns with interest of stockholders, facilitates executive officer stock ownership and promotes employee retention during the three-year vesting period.
–The time-based restricted stock as a part of 2025 compensation were granted in February 2026 and then a three-year vesting period applies.
–Time-based stock grants to our NEOs for 2025 are reflected in the Summary Compensation Table.
–The time-based stock grants for 2025 were not dependent on performance criteria.

	Retirement Benefits • 401k plan with matching contributions	• Creates shared responsibility for retirement through matching contributions.

	Perquisites • Non-cash benefits such as flight benefits and health insurance	• Enhances retention and strengthens our relationships with our executives and generally aligns with perquisites provided to executives at similar positions within the airline industry.

The following table provides our 2025 performance metrics, actual performance and percentage achieved for each:

Performance Metric	Weighting	Threshold	Target	Stretch	Result	Percentage Achieved
Financial
Airline CASM ex. Fuel and Special Charges (cents)	20%	8.50	8.25	8.00	8.04	141%
Adjusted Airline-only Operating Margin(2)	20%	5.00%	10.00%	15.00%	7.36%	74%
Operational
Operational Excellence (number of factors achieved)(1)	20%	1	3	5	5	150%
Controllable Completion (ranking in industry)	10%	7+	5+	3+	1	150%
Tactical
Peak Month Utilization (average block hours per aircraft during peak periods)	15%	8.25	8.5	8.75	8.65	130%
Productivity (FTEs per 1,000 departures)	15%	75	68	62	67	113%
(1)    Based on the number of operational objectives achieved during the year compared to internally established goals relating to controllable completion, net promoter score, A60 arrivals, Star D0 departure metric and safety administration.
(2)    See Appendix A for a reconciliation of adjusted airline-only operating margin, a non-GAAP measure.

The graphics below show the mix of our executives fixed and at risk compensation shown in the Summary Compensation Table for 2025.

*    This pie chart includes all stock grants attributable to our CEO's employment in 2025, which includes prior stock grants vesting in 2025 as well as the performance-based grants shown in the Summary Compensation Table.

Risk Mitigation Policies. Our board has approved the following compensation risk mitigation policies:

1.Minimum security ownership of management - to assure proper alignment of the interests of management and those of our stockholders, our board has established minimum stock ownership guidelines for our named executive officers in an amount equal to three times base salary for our chief executive officer and two times base salary for our other named executive officers.

2.Clawback policy - our amended Executive Compensation Clawback Policy applies to our executive officers. The policy provides that the Company will recover from executive officers erroneously awarded incentive-based compensation in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. This includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

In addition, under this policy, the Company has the discretion to require the return of incentive-based compensation from executives who commit certain misconduct. For these purposes, misconduct includes fraud or willful misconduct, intentional commission of a significant federal or state law violation, commission of a willful breach of a significant Company policy, including a significant violation of the Company's Code of Ethics, or embezzlement or misappropriation of Company funds or property, in each case, that materially affects the business, financial condition, profits, property or reputation of the Company.
3.Long-Term Incentive Plan - our 2022 long-term incentive plan includes the following risk mitigation provisions:

a.Minimum vesting requirements - equity grants must have a minimum one-year vesting requirement except that up to five percent of the shares available under the plan may be exempt from this requirement in the discretion of our board

b.Repricing of options is prohibited - we have never repriced any options or stock appreciation rights

c.Option and stock appreciation right pricing - the exercise price for options or stock appreciation rights will not be less than the closing price of our stock on the date of grant

d.Granting of performance-based awards - the holder will be entitled to pro-rated vesting on a change in control or vesting based on actual performance to the date of change in control unless the award agreement provides otherwise. Our compensation committee retains discretion as to acceleration of vesting of time-based awards.

e.Holding period for shares after vesting of shares for chief executive officer – Our chief executive officer will not be able to sell or otherwise transfer shares vesting within the 12-month period following vesting, subject to an exception after a termination of employment under certain circumstances.

f.Our 2022 long-term incentive plan generally precludes vesting of performance-based awards beyond pro-rata or actual performance in the event of a change in control.

4.Limit on Cash Severance Payments – Our compensation committee has established a policy under which cash severance payments would be limited to three times base salary and prior year cash bonus without stockholder approval.

5.Timing of Equity Grants – Equity grants to management are typically approved at or around quarterly board meetings which precede quarterly earnings releases. The equity grants are not priced until at least two days after the earnings release. In any event, the compensation committee will not price any equity grant in advance of the disclosure of any material non-public information.

Other Compensation. Our officers participate in employee benefits generally available to our full-time employees. We have no current plans to make any material changes to the levels of benefits and perquisites provided for our named executive officers.

401(k) Plan. We maintain a 401(k) retirement plan that qualifies as a defined contribution plan under Internal Revenue Code section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 100 percent of their permitted contributions, up to a maximum of three percent of the participant's annual salary plus 50 percent of their contributions between three percent and five percent of their annual salary.

Enhanced matching contributions apply to our pilots and flight attendants under our collective bargaining agreements with those labor groups. Eligible employees are immediately 100 percent vested in their individual contributions and “safe harbor” matching contributions.

Employee Stock Purchase Plan. The Allegiant Travel Company 2014 Employee Stock Purchase Plan or "ESPP" is intended to meet the requirements of an "employee stock purchase plan," as defined in Section 423 of the Internal Revenue Code. The purpose of the ESPP is to provide eligible employees of our Company with the opportunity to acquire an equity interest in the Company through participation in a payroll deduction-based employee stock purchase plan that is tax qualified under Code Section 423. Under the ESPP, our employees have an opportunity to acquire our common stock at a specified discount (currently a 15 percent discount) from the fair market value as permitted by Code Section 423. Our compensation committee views the implementation of the ESPP as a positive for stockholders, as it more closely aligns the interests of our employees with the interests of our stockholders.

Compensation Risk. Our compensation committee has determined that our compensation programs do not pose significant risk to our Company as management’s interests are aligned with those of our stockholders. All employees are eligible to participate in the cash bonus program such that employees in any group or function are not included to the exclusion of employees in any other group or function. Further, the cash bonus pool depends on airline profitability such that rewards are based on the common goal of profitability. While the cash bonus program encourages short-term profitability, equity-based grants to management employees under the long-term incentive plan with a three-year vesting schedule encourage long-term success, further reducing compensation risk. Our 2025 executive compensation program for our NEOs further aligns management's interests with those of our stockholders as short-term incentive bonuses were metric-based and half of the target long-term incentives (stock grants) were performance based.

Determination of Equity-Based Award Grant Dates. The compensation committee has the discretion to determine the timing and amount of any equity-based awards. Almost all of the awards in recent years have been in the form of restricted stock. Restricted stock grants are typically denominated in dollar value and are priced based on current market value at least two days after award. Restricted stock grants are not issued in advance of disclosure of material non-public information.

Current Frequency of Stockholder Advisory Votes on the Compensation of Our Named Executive Officers. Our board of directors has determined to include a stockholder advisory vote on the compensation of our named executive officers in our proxy materials every year. An annual vote was established in response to the outcome of the “say on pay frequency” advisory vote at the 2017 stockholders’ meeting and has continued annually since then. A say-on-pay frequency vote was held at our 2023 stockholders’ meeting at which approximately 72 percent of our stockholders voting on the issue voted in favor of annual votes.

An advisory vote on "say on pay" for our named executive officers will occur at every annual meeting of stockholders. A "say on pay frequency" vote is next scheduled for our 2029 annual stockholders' meeting.

Compensation of Named Executive Officers and Other Information

The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2023 through 2025 to our named executive officers. The table does not include a column for change in pension value or non-qualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.

SUMMARY COMPENSATION TABLE

Name and Principal Position During 2025	Year	Salary	Bonus (1)	Stock Awards (2)(3)		Option Awards (4)		All Other Compensation (5)	Total
Gregory C. Anderson(6)	2025	$600,000	$1,344,515	$223,496		$—		$23,500	$2,191,511
Chief Executive Officer	2024	400,000	200,000	1,073,930	(6)	59,300	(7)	23,000	1,756,230
	2023	65,000	3,872	8,530,500		17,220	(7)	7,150	8,623,742

Robert J. Neal	2025	463,750	799,377	1,197,030		—		23,500	2,483,657
Chief Financial Officer	2024	240,000	350,000	549,970	(8)	—		23,000	1,162,970
	2023	235,000	600,000	963,634		—		13,200	1,811,834

Drew A. Wells	2025	455,417	738,625	1,118,973		—		23,500	2,336,515
Chief Commercial Officer	2024	240,000	350,000	549,970	(8)	—		23,000	1,162,970
	2023	235,000	608,630	963,634		—		13,200	1,820,464

Tyler J. Hollingsworth(10)	2025	378,750	412,086	766,912		—		18,938	1,576,686
Chief Operating Officer

Micah J. Richins(9)	2025	310,963	600,000	—		—		7,875	918,838
President,	2024	300,001	300,000	537,970	(8)	—		12,000	1,149,971
Sunseeker Resorts

(1)Cash bonuses under our short-term incentive bonus plan are reported in the year to which they relate, and are paid no later than the end of the first quarter of the following year.
(2)The dollar amounts in this column represent the grant date fair value of restricted stock awards and phantom stock awards granted, as calculated in accordance with stock-based compensation accounting standards. The fair value of each of these awards is based on the closing share price of our stock on the grant date. In most cases, the restricted stock vests over a period of three years.
(3)Stock awards under our long-term incentive plan for 2025 are reported in the year to which they relate (2025) as they were calculated based on 2025 performance but were not granted until February 2026.
(4)In accordance with SEC rules, the dollar amounts in this column represent the grant date fair value of options granted, as calculated in accordance with stock-based accounting standards.
(5)All Other Compensation consists of our matching contributions under the 401(k) plan for all officers participating in the plan. No amount is included in this column for the value of perquisites and personal benefits, including flight benefits, as these benefits did not exceed $10,000 for any executive officer.
(6)Mr. Anderson entered into a new employment agreement in August 2022 under which he was to continue to serve as an executive officer of the Company through the end of 2026. Under this agreement, a multi-year grant of restricted stock was issued to him in April 2023 and January 2024 as compensation for the remaining term of the employment agreement. The full grant date value is reflected in the summary compensation table for 2023 and 2024 in accordance with SEC rules but is to be earned over the remaining term of this employment agreement.
(7)These stock options all expired unexercised as the options were never in the money or were cancelled through a revised employment agreement.
(8)25 percent of these stock grants are in the form of phantom stock with vesting over three years. These grants will be settled in cash on each vesting date.
(9)Compensation prior to 2024 is not shown for Mr. Richins as he was not considered to be an executive officer during that period.

(10)Compensation prior to 2025 is not shown for Mr. Hollingsworth as he was not considered to be an executive officer during that period.

Grants of Plan-Based Awards

There were no grants of plan-based awards to our named executive officers during 2025 as the stock grants awarded to our named executive officers with respect to 2025 performance were issued in February 2026.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2025:

	Stock Awards
Name	Shares of stock not vested (#)		Market value of shares of stock not vested ($) (1)
Gregory C. Anderson	22,798	(2)	1,943,985
	9,534	(3)	812,964

Robert J. Neal	735	(4)	62,673
	1,067	(6)	90,983
	5,959	(7)	508,124
	1,489	(8)	126,967

Drew A. Wells	735	(4)	62,673
	1,067	(6)	90,983
	5,959	(7)	508,124
	1,489	(8)	126,967

Tyler J. Hollingsworth	354	(5)	30,186
	800	(6)	68,216
	2,709	(7)	230,996
	2,031	(8)	173,183

Micah Richins	N/A		N/A
(1)Based on our closing stock price of $85.27 on December 31, 2025.
(2)Unvested restricted stock of which 22,400 shares vest in 2026 and the remaining shares will vest on January 1, 2027.
(3)Unvested restricted stock of which 3,466 shares vest in 2026 and the remaining shares will vest on January 1, 2027.
(4)Unvested restricted stock vesting on April 3, 2026.
(5)Unvested restricted stock vesting on April 12, 2026.
(6)Unvested restricted stock vesting on August 4, 2026.
(7)Unvested restricted stock vesting one-half each on September 23, 2026, and 2027.
(8)Phantom stock vesting one-half each on September 23, 2026, and 2027. Phantom stock is payable in cash based on our stock price on each vesting date.

Option/SAR Exercises and Stock Vested Table

The following table summarizes the number of option/SARs awards exercised and stock awards vested by our named executive officers in 2025 and the value realized on option/SARs exercise or stock award vesting (with each line item representing a separate stock grant):

	Stock Awards
	Shares acquired on vesting (#)	Value realized on vesting ($)(1)
Gregory C. Anderson	12,933	$657,643
	5,604	$269,664
	12,933	$769,126

Robert J. Neal	734	$35,753
	1,067	$51,846
	2,979	$184,638
	1,655	$109,081
	745	$40,945
	745	46,175

Drew A. Wells	734	$35,753
	1,067	$51,846
	2,979	$184,638
	1,455	$95,899
	745	$40,945
	745	$46,175

Tyler J. Hollingsworth	354	$16,465
	800	$38,872
	1,354	$83,921
	1,480	$97,547
	1,016	$55,839
	1,016	$62,972

Micah J. Richins	747	$65,997
	367	$17,877
	960	$46,646
	13,322	$825,698
	729	$40,066
	2,185	$135,426
(1)The value realized on vesting is based on the closing price of common stock on the applicable vesting date multiplied by the number of shares that vested.

Employee Benefit Plans

Long-Term Incentive Plan

Our Long-Term Incentive Plan (the “2022 Plan”) was adopted by our board of directors and approved by the stockholders in 2022. Our 2022 Plan was amended in 2025 to increase the number of shares available for grant under the plan.

The individuals eligible to participate in our 2022 Plan include our officers and other employees, our non-employee board members and any consultants we engage.

Our 2022 Plan is administered by the compensation committee. This committee determines which eligible individuals are to receive stock-based awards, the time or times when such stock-based awards are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed ten years measured from the date of grant.

Vesting of any option grant is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options will terminate and will be forfeited. Any vested, but unexercised options (i) may be terminated immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise options following a cessation of service that were not vested at the time of the cessation of service.

The exercise price for the shares of the common stock subject to option grants made under our 2022 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

Potential Payments upon Termination of Employment and Change in Control

Under the employment agreement entered into with Gregory Anderson in August 2022, amended in September 2024, and in effect on December 31, 2025, Mr. Anderson will receive accelerated vesting of all outstanding equity grants that would have otherwise vested within the next three years and will also receive fringe benefits for the balance of the contract term in the event of a termination without cause or resignation with good reason (as those terms are defined in his employment agreement). Accelerated vesting of stock grants will also occur to the same extent upon death or disability. If such a termination or resignation had occurred on December 31, 2025, Mr. Anderson would have realized approximately $2.8 million from an acceleration of vesting (through the assumed December 31, 2025 termination date) of his theretofore unvested restricted stock, based on the $85.27 closing stock price on that date. In addition, he would have continued to receive fringe benefits through the end of 2026. Under his employment agreement, Mr. Anderson has agreed to a noncompete and a nonsolicitation of employees during his employment and for one year thereafter and a nondisclosure of confidential information during his employment and for a period of five years thereafter.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is responsible for, among other things, reviewing and approving salary, bonus and other compensation for our named executive officers, and setting the overall compensation principles that guide the committee’s decision-making. The compensation committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this report and discussed it with management. Based on the review and discussions with management, the compensation committee recommended to our board of directors that the CD&A be included in this report.

COMPENSATION COMMITTEE
Montie Brewer	M. Ponder Harrison	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CEO PAY RATIO

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules of the SEC, the Company is providing the following information about the relationship of the median of the annual total compensation of all employees of the Company and the annual total compensation of the Company’s CEO.

For 2025, the Company’s last completed fiscal year:

•The median of the annual total compensation of all employees of the Company (other than the CEO) was $68,412;
•The total compensation of the Company’s CEO, serving as such on December 31, 2025, was $2,191,511; and
•Based on this information, for 2025, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all employees was 32.0 to 1.

To identify the median of the annual total compensation of all employees of the Company, as well as to determine the annual total compensation of the Company’s median employee and its CEO, the Company took the following steps:

•The Company determined that, as of December 31, 2025, its employee population, for purposes of determining the median employee under the SEC rules, consisted of approximately 5,766 individuals, whether employed on a full-time, part-time, or temporary basis.
•The Company used a consistently applied compensation measure to identify its median employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2025.
•The Company identified its median employee by consistently applying this compensation measure to all of its employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median employee. The Company annualized the compensation for its permanent employees who were not employed for all of 2025.
•After the Company identified its median employee, it combined all of the elements of such employee’s compensation for the 2025 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $68,412.

PAY VS. PERFORMANCE

In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between the total compensation of our principal executive officer (PEO) and our other named executive officers (referred to as Non-PEO NEOs) and our financial performance for the fiscal years shown in the table. For further information on our compensation philosophy, refer to the Compensation Discussion and Analysis section of this proxy statement.
Pay vs. Performance Table

Fiscal year	Summary Compensation Table (1) (2)			Compensation Actually Paid (1)(3)		Average Summary Compensation Table Total for non-PEO NEOs (1)(4)		Average Compensation Actually Paid to Non-PEO NEOs (1)(5)	Value of $100 Investment from 12/31/2020 Based on:		Net Income (loss)($) in millions (8)	Company-Selected Measure (Adjusted Airline-Only Operating Margin) (9)
	Total for PEO 1	Total for PEO 2		Total for PEO 1	Total for PEO 2				TSR (6)	Peer Group TSR (7)
2025	$2,191,511	N/A		$639,850	N/A	$1,828,924		$1,418,988	$46.30	$85.44	$(44.7)	7.4%
2024	666,667	1,756,230		660,441	1,529,967	1,101,837		1,564,009	51.10	81.55	(240.2)	7.7%
2023	937,500	8,908,655	(10)	1,105,727	744,733	6,220,161	(11)	4,493,785	44.29	82.35	117.6	11.4%
2022	3,000,000	8,549,951		1,753,012	5,956,018	1,785,209		185,247	35.93	64.22	2.5	6.0%
2021	—	N/A		(49,645)	N/A	1,753,287		1,706,998	98.84	99.25	151.9	16.7%
(1) PEOs and NEOs included in these columns reflect the following:

Year	PEO 1	PEO 2	Non-PEO NEOs
2025	Gregory C. Anderson		Robert J. Neal, Drew A. Wells, Tyler J. Hollingsworth, Micah J. Richins
2024	Maurice J. Gallagher, Jr.	Gregory C. Anderson	Robert J. Neal, Micah J. Richins, Drew A. Wells, Keny F. Wilper
2023	Maurice J. Gallagher, Jr.	John T. Redmond	Gregory C. Anderson, Robert P. Wilson III, Scott DeAngelo, Robert J. Neal
2022	Maurice J. Gallagher, Jr.	John T. Redmond	Scott D. Sheldon, Gregory C. Anderson, Robert P. Wilson III, Scott DeAngelo
2021	Maurice J. Gallagher, Jr.		Scott D. Sheldon, Gregory C. Anderson, Robert P. Wilson III, Scott DeAngelo
(2)Amounts reflect the total compensation for our PEOs, as reported in the Summary Compensation Table (SCT) for the applicable fiscal year.
(3)Amounts reflect the “compensation actually paid” (CAP) to our PEOs, as computed in accordance with Item 402(v) of SEC Regulation S-K. As provided in Item 402(v), certain adjustments (as shown in the table below) were made to each PEO’s total compensation reported in the Summary Compensation Table for each year to determine the compensation actually paid to each PEO for purposes of this disclosure.
(4)Amounts reflect the average compensation for our Non-PEO NEOs, as reported in the Summary Compensation Table for the applicable fiscal year.
(5)Amounts reflect the average CAP to our Non-PEO NEOs, as computed in accordance with Item 402(v) of SEC Regulation S-K. As provided in Item 402(v), certain adjustments (as shown in the table below) were made to the Non-PEO NEO's average total compensation reported in the Summary Compensation Table for each year to determine the average compensation actually paid to Non-PEOs for purposes of this disclosure.
(6)"Total shareholder return" (TSR) amounts in this column assume the investment of $100 on December 31, 2020 in Allegiant Travel Company's common shares traded on the Nasdaq Stock Exchange and the reinvestment of all dividends since that date.
(7)The amounts in this column assume the investment of $100 on December 31, 2020 in the NYSE Airline Index and the reinvestment of all dividends since that date.
(8)Amounts reflect Allegiant Travel Company's net income (loss) as reported in our audited financial statements for the applicable year.
(9)Amounts reflect Allegiant Travel Company’s adjusted airline-only operating margin for each fiscal year. In Allegiant Travel Company's assessment, adjusted airline-only operating margin represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to the NEOs to Company performance for the most recently completed fiscal year. Adjusted airline-only operating margin is calculated by dividing adjusted airline operating income by airline operating revenue (with operating revenue and operating income calculated without regard to any non-airline or non-recurring revenue or expenses such as accelerated depreciation on assets identified for early retirement, COVID-19 related charges, ratification bonuses, organizational restructuring, and costs related to the Sun Country Airlines acquisition).

(10)This number reflects a stock grant to PEO 2 that was to be earned over the remaining term of his employment agreement from April 2023 until December 2025, but with his resignation in September 2023, PEO 2 forfeited all but $1.1 million of the grant date fair value of this stock grant (which had a fair value of approximately $955,000 at the date of vesting).
(11)This figure includes the full value (as of the date of grant) of multi-year grants to each of Messrs. Anderson, DeAngelo and Wilson in April 2023, which were intended to be their entire compensation for the remaining three-year, nine-month term of their employment agreements other than a possible cash bonus tied to stretch stock price targets substantially higher than prevailing stock prices when the agreements were signed and also stock options with even higher stock prices than those stock price targets. The full grant date value is included in 2023 in accordance with SEC rules but was to be earned over the remaining term of these employment agreements.

The following amounts were deducted from / added to SCT total compensation in accordance with the SEC-mandated adjustments to calculate CAP to our PEO and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. The table below does not include a row for change in pension value or non-qualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed. Refer to the Company's 2025 Proxy Statement filed with the SEC on April 30, 2025 and the Company's 2024 Proxy Statement filed with the SEC on April 29, 2025 for adjustments used to arrive at compensation actually paid for the years ended December 31, 2021 through 2024.

	PEO 1	Non-PEO NEO Average
	2025	2025
Summary Compensation Table	$2,191,511	$1,828,924
Less: Fair value of equity awards granted during the year from the Summary Compensation Table	—	—
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year and that are outstanding and unvested at year end	—	—
Change in fair value of equity awards from value at prior year end for grants made in prior years that remain unvested at the end of the year	(286,138)	(71,962)
Fair value at vesting date of equity awards granted in fiscal year that vested in fiscal year	—	—
Change in fair value from value at prior year end to the vesting date of equity awards granted in prior years that vested during the year	(1,265,523)	(337,974)
Equity awards granted in prior years that were forfeited during the year	—	—
Dividends or other earnings paid on equity awards during the year	—	—
Compensation Actually Paid	$639,850	$1,418,988

The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period from 2021 to 2025.
The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Adjusted Airline-Only Operating Margin during the period from 2021 to 2025.
*In 2023, the Avg. CAP Non PEO NEOs reflects the full value of multi-year stock grants to three of our named executive officers, but that compensation was to be be earned over the three-year, nine-month remaining term of their employment agreements from April 2023 through the end of 2026.

CAP (millions) vs. Adjusted Airline-Only Operating Margin
16.7%
6.0%
11.4%
7.7%
7.4%
$1.7
$1.8
$6.0
$0.2
$1.1
$0.7
$4.5
$0.7
$1.5
$1.6
$0.6
$1.4
2021
2022
2023
2024
2025
CAP PEO 1
CAP PEO 2
Avg. CAP Non PEO NEOs*
Adjusted Airline-Only Operating Margin

*See footnote on prior page.

The foregoing Pay vs. Performance section shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Tabular List of Most Important Performance Measures

In determining compensation generally and to gauge Company performance, we consider the following to be the most important performance metrics.

Most Important Performance Measures

•Adjusted operating margin - airline only(1)
•Cost per available seat mile excluding fuel and special charges
•Controllable completion

(1)     During the applicable periods, calculated metric excludes accelerated depreciation on assets identified for early retirement, COVID-19 related charges, ratification bonuses, organizational restructuring, costs related to the Sun Country Airlines acquisition, and accelerated amortization and write-off of software identified for redevelopment.

RELATED PARTY TRANSACTIONS

For the year ended December 31, 2025 and since January 1, 2026, we have not been a party to any transaction in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than five percent of our capital stock or any member of their immediate families had a direct or indirect material interest.

All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated, will be approved by our audit committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted in 2010, we are required to periodically include in our proxy statement and to present at the meeting a non-binding stockholder vote to approve the compensation of our named executive officers, as disclosed in this proxy statement.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end, we are asking our stockholders to vote “FOR” the following resolution at the 2026 annual meeting of stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2026 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2025 Summary Compensation Table and the other related tables and disclosures.

As provided by law, this vote will not be binding on our board of directors and may not be construed as overruling a decision by our board or create or imply any additional fiduciary duty on the board. The vote will not affect any compensation paid or awarded to any executive.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.

Vote Required

The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon us, the compensation committee or our board. However, our compensation committee and our board value the opinions of our stockholders and to the extent there is any significant vote against our compensation practices for our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Our board of directors believes our compensation policies and procedures achieve our objectives and unanimously recommends that you vote FOR the approval of this resolution. Proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2026. At the meeting, our stockholders will be asked to ratify the selection of KPMG LLP as our independent registered public accountants for 2026. KPMG has served as our independent registered public accounting firm since 2016.

Although there is no requirement we submit the appointment of independent registered public accountants to stockholders for ratification or that the appointed auditors be terminated if the ratification fails, our audit committee will consider the appointment of other independent registered public accountants if the stockholders choose not to ratify the appointment of KPMG LLP and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, however, the audit committee of our board of directors may, in its discretion, direct the appointment of different independent registered accountants during the year, if the audit committee determines such a change would be in our best interests.
Representatives of KPMG LLP are expected to be available in person or by phone during the annual meeting and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from stockholders.
Our board of directors recommends you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accountants.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by KPMG LLP for the audit of our annual financial statements and services that are normally provided by the accounting firm in connection with statutory and regulatory filings were approximately $2,091,106 for the year ended December 31, 2025 and $2,671,000 for the year ended December 31, 2024.

Audit-Related Fees

Fees billed by KPMG LLP for professional services that were reasonably related to the performance of the audits referred to above were $10,000 during 2025 and $206,000 in 2024.

Tax Fees

Fees billed by KPMG LLP for professional services related to the impact of tariffs were $25,569 during 2025. No such fees were billed by KPMG LLP in 2024.

All Other Fees

No such fees were billed by KPMG LLP in 2025 or 2024.

All non-audit services require an engagement letter to be signed prior to commencing any permissible services. The engagement letter must detail the fee estimates and the scope of services to be provided. The current policy of our audit committee requires pre-approval from our audit committee of the non-audit services in advance of the engagement and the audit committee's responsibilities in this regard may not be delegated to management. The audit committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision to the audit committee at its next meeting following the pre-approval. No non-audit services were rendered that were not in compliance with this policy.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment and compensation of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls, and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors. Our board of directors has determined that none of the members of the audit committee has a relationship with our Company that may interfere with the audit committee’s independence from our Company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America, and discuss with the audit committee any issues they believe should be raised. Our independent auditors also issue an opinion as to the effectiveness of our internal control over financial reporting.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2025:

•The audit committee reviewed and discussed our audited financial statements with management. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
•The audit committee discussed with KPMG LLP, our independent auditors, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees) as amended.
•The audit committee received the written disclosures and the letter from KPMG LLP required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with KPMG LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by KPMG LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.
•Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Gary Ellmer	Linda A. Marvin	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER PROPOSALS

We currently expect to hold our 2027 annual meeting of stockholders in June and to mail proxy materials in May 2027. In that regard, stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Robert Goldberg, Secretary, not later than January 15, 2027.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write us c/o Robert B. Goldberg, Esq., Senior Counsel, 1201 N. Town Center Dr., Las Vegas, Nevada 89144, or call Mr. Goldberg at (702) 851-7300. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,
Robert. B Goldberg,
Secretary

allegiant®

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 24, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 24, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T00190-P52735

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLEGIANT TRAVEL COMPANY

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Maurice J. Gallagher Jr.	☐	☐	☐
1b. Gregory C. Anderson	☐	☐	☐
1c. Montie Brewer	☐	☐	☐
1d. Jude Bricker	☐	☐	☐
1e. Gary Ellmer	☐	☐	☐
1f. Ponder Harrison	☐	☐	☐
1g. Thomas Kennedy	☐	☐	☐
1h. Linda A. Marvin	☐	☐	☐
1i. Sandra Morgan	☐	☐	☐
1j. Charles W. Pollard	☐	☐	☐
1k. Jennifer Vogel	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Approval of advisory resolution approving executive compensation.	☐	☐	☐
3. Ratification of KPMG LLP as independent registered public accountants.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

T00191-P52735

ALLEGIANT TRAVEL COMPANY
2026 Annual Stockholders Meeting
June 25, 2026 9:00 AM (local time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert B. Goldberg and Rebecca J. Aretos, or either of them, as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock held of record on April 29, 2026, at the Annual Meeting of Stockholders to be held on June 25, 2026 at 9:00 a.m. (local time) at the Company's headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

APPENDIX A

Reconciliation of Certain GAAP to Non-GAAP Financial Information

We sometimes use financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to understand and evaluate our current operating performance and to allow for period-to-period comparisons. We believe these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. We are providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. Management uses these non-GAAP financial measures to evaluate the Company’s current operating performance and to allow for period-to-period comparison. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items allows management an additional tool to understand our core operating performance.

The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•Airline-only operating margin to adjusted airline-only operating margin

Airline-only (millions)	2025	2024	2023	2022	2021
Operating revenue	$2,545.9	$2,440.8	$2,507.0	$2,301.8	$1,706.2
Operating expenses	2,402.0	2,298.6	2,255.5	2,164.8	1,434.5
Operating income	143.9	142.2	251.5	137.0	271.7
Operating margin (percent)	5.7%	5.8%	10.0%	6.0%	15.9%

Add: special charges	43.5	45.3	35.1	0.6	14.0
Adjusted operating income	187.4	187.5	286.6	137.6	285.7
Adjusted operating margin (percent)	7.4%	7.7%	11.4%	6.0%	16.7%